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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-86494) of American Locker Group, Inc. 1999 Stock Incentive Plan of our report dated March 18, 2005 and May 12, 2005 (which reports an unqualified opinion and includes an explanatory paragraph as a result of circumstances raising substantial doubt about the Company's ability to continue as a going concern), with respect to the financial statements and financial statement schedule of American Locker Group Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2004.


/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
July 25, 2005